Exhibit 99.1

Aspect Medical Systems, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE FINANCIAL RELATIONS BOARD:
J. Neal Armstrong	Diane Hettwer	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(617) 559-7162	(312) 640-6753	(312) 640-6775

FOR IMMEDIATE RELEASE
Wednesday July 21, 2004

ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR SECOND QUARTER ENDED JULY 3, 2004

   Highlights of the Quarter Compared with Q2 2003

•	Worldwide revenue increased 25%

•	Worldwide sensor revenue increased 30%

•	Worldwide unit sales of monitors and modules increased 31%

•	Worldwide installed base of monitors and modules increased by 20% to over 21,400 units

•	Gross profit margin percentage increased to 76.3% from 74.6%

•	Net loss declined by 79% to $0.02 per share from $0.09 per share

Newton, Mass., July 21, 2004—Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that revenue was $13.4 million for the second quarter of 2004, an increase of 25% over revenue of $10.7 million in the second quarter of 2003, and $26.2 million for the six months ended July 3, 2004, an increase of 26% over revenue of $20.8 million for the six months ended June 28, 2003.

Net loss for the quarter decreased to $376,000, or $0.02 per share on 19.9 million basic and diluted shares outstanding, as compared with a net loss of $1.8 million, or $0.09 per share on 19.4 million basic and diluted shares outstanding in the second quarter of 2003. Net loss for the six months ended July 3, 2004 decreased to $1.2 million, or $0.06 per share on 19.8 million basic and diluted shares outstanding, as compared with a net loss of $4.3 million, or $0.22 per share on 19.4 million basic and diluted shares outstanding for the six months ended June 28, 2003.

“The highlights of the second quarter were the publication of the B-Aware study and the rate of growth in both our sensor and equipment revenue globally,” said Nassib Chamoun, president and chief executive officer.

Aspect Medical Systems, Inc.

“We were particularly pleased that within a relatively short time following FDA clearance of our new awareness indication for use, the B-Aware study was published in The Lancet in May, and the AIM study is scheduled to appear in the September issue of Anesthesia & Analgesia. Widespread dissemination of the results of these studies, which document the extent of awareness in the U.S. and the ability of BIS monitoring to reduce the incidence of this complication, highlight the patient-safety related benefits of BIS monitoring. We believe that these have been very important factors in differentiating our technology and accelerating the rate of adoption over the past three quarters.”

Revenue Analysis – (see attached unaudited consolidated revenue data)

Domestic revenue was $10.4 million for the second quarter and $20.8 million for the six months ended July 3, 2004, an increase of 20% and 25%, respectively, over comparable periods in the prior year. A 16% increase in sensor unit volume combined with an 8% increase in sensor average unit price accounted for the 26% increase in sensor revenue in Q2 2004 from Q2 2003.

International revenue was $3.0 million for the second quarter and $5.4 million for the six months ended July 3, 2004, an increase of 47% and 28%, respectively, over comparable periods in the prior year. The growth in international revenue in Q2 2004 from Q2 2003 reflects a 58% increase in sensor revenue and a 39% increase in equipment revenue.

Liquidity and Capital Resources

At July 3, 2004, the Company had cash, cash equivalents and investments of $38.2 million, stockholders’ equity of $40.9 million and total debt of $817,000. In the second quarter of 2004, the Company completed the sale of 500,000 shares of its common stock to Boston Scientific Corporation. The aggregate gross proceeds from the transaction were $8.1 million. At December 31, 2003, the Company had cash, cash equivalents and investments of $31.2 million, stockholders’ equity of $31.0 million and total debt of $1.2 million.

Outlook for the Third Quarter of 2004

For the third quarter, the Company believes that revenue will be within a range of $13.0 million to $13.5 million and the net loss per share will be within a range of $0.01 to $0.03 per share. Historically, the Company has experienced seasonally weaker revenue in the third quarter due to fewer elective surgeries during the summer months. Offsetting this, the Company expects operating expenses to be slightly lower in the third quarter compared with the prior quarter.

Conference Call Set for 10AM ET Today

Aspect will hold a conference call to discuss second quarter results and management’s outlook for the third fiscal quarter of 2004 at 10:00 a.m. Eastern Time today, Wednesday, July 21, 2004. The call can be accessed live by dialing 1-888-896-0863 (domestic), 1-973-935-8507 (international), or access the webcast at http://www.aspectmedical.com on the Investor page or http://ccbn.com. It also will be available for replay from July 21, 2004, until July 28, 2004, by dialing 1-877-519-4471 (domestic), or 1-973-341-3080 (international), access code 4961067. The webcast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the news releases page under investor information.

Aspect Medical Systems, Inc.

About the Company

Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess more than 9 million patients in the United States and has been the subject of more than 1,500 published articles and abstracts. BIS technology is installed in approximately 33 percent of all domestic operating rooms and is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems.

Safe Harbor Statement

Certain statements in this release are forward-looking and may involve risks and uncertainties, including statements with respect to the rate of adoption of the BIS technology and the Company’s expected results of operations for future periods and the worldwide market acceptance of the Company’s products. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to achieve widespread market acceptance of its BIS monitoring technology or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA, and also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products, including regulatory approval of its XP technology in Japan. In addition, the Company has limited sales and marketing experience both in the U.S. and internationally, and if it is unable to develop and implement a successful sales and marketing strategy, including with respect to its own sales force, domestic and international distributors, original equipment manufacturers and other direct and indirect sales channels, it will not be able to generate meaningful product revenue. In addition, the Company’s ability to become and remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not be profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Factors Affecting Future Operating Results” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2004, as filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.

For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com

...FINANCIAL TABLES FOLLOW...

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$13,426	$10,709	$26,223	$20,836
Costs of revenue	3,177	2,716	6,042	5,266

Gross profit margin	10,249	7,993	20,181	15,570

% of revenue	76.3%	74.6%	77.0%	74.7%

Operating expenses:
Research and development	1,802	1,864	3,747	3,745
Sales and marketing	6,748	5,925	13,313	12,242
General and administrative	2,268	2,183	4,665	4,281

Total operating expenses	10,818	9,972	21,725	20,268

Loss from operations	(569)	(1,979)	(1,544)	(4,698)
Interest income	221	236	430	486
Interest expense	(28)	(52)	(58)	(107)

Net loss	$(376)	$(1,795)	$(1,172)	$(4,319)

Net loss per share:
Basic and diluted	$(0.02)	$(0.09)	$(0.06)	$(0.22)
Shares used in computing net loss per share:
Basic and diluted	19,914	19,395	19,752	19,388

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONSOLIDATED REVENUE DATA
(In Thousands Except Unit Amounts)

	Three Months Ended			Six Months Ended
	July 3,	June 28,	%	July 3,	June 28,	%
	2004	2003	Change	2004	2003	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
REVENUE

WORLDWIDE
Sensors	$9,640	$7,432	30%	$18,846	$14,217	33%

Monitors	2,185	1,685	30%	4,378	3,273	34%
Modules	804	600	34%	1,346	1,535	(12%)
Other Equipment	797	992	(20%)	1,653	1,811	(9%)

Equipment	3,786	3,277	15%	7,377	6,619	11%

Total Worldwide	$13,426	$10,709	25%	$26,223	$20,836	26%

DOMESTIC
Sensors	$8,280	$6,573	26%	$16,405	$12,662	30%

Monitors	1,278	1,200	6%	2,775	2,231	24%
Modules	194	110	76%	267	260	3%
Other Equipment	690	795	(13%)	1,375	1,466	(6%)

Equipment	2,162	2,105	3%	4,417	3,957	12%

Total Domestic	$10,442	$8,678	20%	$20,822	$16,619	25%

INTERNATIONAL Sensors	$1,360	$859	58%	$2,441	$1,555	57%

Monitors	907	485	87%	1,603	1,042	54%
Modules	610	490	24%	1,079	1,275	(15%)
Other Equipment	107	197	(46%)	278	345	(19%)

Equipment	1,624	1,172	39%	2,960	2,662	11%

Total International	$2,984	$2,031	47%	$5,401	$4,217	28%

UNITS

WORLDWIDE
Sensors	695,000	563,000	23%	1,346,000	1,066,000	26%
Monitors	460	280	64%	876	651	35%
Modules (a)	517	466	11%	894	1,018	(12%)
Installed Base (b)				21,411	17,831	20%
DOMESTIC
Sensors	537,000	462,000	16%	1,067,000	883,000	21%
Monitors	202	151	34%	422	353	19%
Modules (a)	102	126	(19%)	156	176	(11%)
Installed Base (b)				13,890	11,940	16%
INTERNATIONAL
Sensors	158,000	101,000	56%	279,000	183,000	52%
Monitors	258	129	100%	454	298	52%
Modules (a)	415	340	22%	738	842	(12%)
Installed Base (b)				7,521	5,891	28%

(a)	Represents module shipments to OEM customers

(b)	Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	July 3,	December 31,
	2004	2003
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and investments (A)	$33,489	$31,162
Accounts receivable, net	7,066	5,773
Current portion of investment in sales-type leases	1,796	1,797
Inventory, net	2,035	1,515
Other current assets	1,233	1,147

Total current assets	45,619	41,394
Property and equipment, net	2,748	2,996
Long-term investments (A)	4,753	—
Long-term investment in sales-type leases	2,425	2,613
Other long-term assets	257	737

Total assets	$55,802	$47,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$521	$679
Accounts payable and accrued liabilities	7,471	9,060
Deferred revenue	1,428	975

Total current liabilities	9,420	10,714
Long-term portion of deferred revenue	5,140	5,533
Long-term debt	296	525
Stockholders’ equity	40,946	30,968

Total liabilities and stockholders’ equity	$55,802	$47,740

(A)	Investments with maturities beyond twelve months are included in long-term investments.

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